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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-37060


                            TERREMARK WORLDWIDE, INC.

                      SUPPLEMENT NO. 1 DATED MARCH 14, 2001
                     TO PROSPECTUS DATED SEPTEMBER 20, 2000

         The Prospectus of Terremark Worldwide, Inc., dated September 20, 2000, relating to our common stock, $.001 par value per share, is hereby supplemented as follows:

         1.       RECENT DEVELOPMENTS.

         On February 23, 2001, we completed the sale of certain of our telecom facilities management operations to MP Telecom, LLC, pursuant to an agreement dated January 12, 2001. As part of the transaction, MP Telecom has conveyed to us a total of 1,400,000 shares of our common stock, representing a portion of the 8,000,000 shares we issued to MP Telecom and its affiliates when we acquired, in 2000, certain of the assets conveyed to MP Telecom on February 23, 2001. The principals of MP Telecom and various of our executive officers have mutually agreed that, until December 25, 2001, each group will limit, in the aggregate, the number of shares of our common stock to be sold by them during any trading day to 25,000 and 300,000 during any calendar month.

         2.       SELLING STOCKHOLDERS.

         The following table sets forth, as of February 28, 2001, certain information with respect to the ownership of our common stock by the Selling Stockholders, and supersedes the table set forth on page 13 of the Prospectus.

                                                                                                          PERCENTAGE OF
                                                                                 NUMBER OF SHARES            SHARES
                                           NUMBER OF SHARES                        BENEFICIALLY           BENEFICIALLY
                                             BENEFICIALLY     NUMBER OF SHARES      OWNED AFTER            OWNED AFTER
           SELLING STOCKHOLDER                 OWNED(1)            OFFERED        OFFERING(1)(2)         OFFERING(1)(2)
           -------------------                 --------            -------        --------------         --------------
Paradise Stream (Bahamas) Limited ...         52,090,655         52,090,655                  0                  0%
TCO Company Limited .................         34,094,139         34,094,139                  0                  0
Manuel D. Medina (3) ................         32,197,913         32,169,913             28,000                  *
Vistagreen Holdings (Bahamas), Ltd. .          7,818,473          7,818,473                  0                  0
Moraine Investments, Inc. ...........          6,613,221          6,613,221                  0                  0
ATTU Services, Inc. .................          4,186,173          4,186,173                  0                  0
Michael Katz (4) ....................          3,055,830          3,015,930             39,900                  *
Brian Goodkind (5) ..................          2,269,801          2,269,801                  0                  0
AJR, LLC ............................          1,027,301          1,027,301                  0                  0
Irving A. Padron, Jr. (6) ...........            516,151            513,651              2,500                  *
Edward P. Jacobson (7) ..............            515,651            513,651              2,000                  *
William J. Biondi (8) ...............            513,651            513,651                  0                  0
Willy Bermello ......................            235,620            235,620                  0                  0
James Siegel & Debra Siegel, Tenants
   by the Entirety ..................          1,500,000          1,500,000                  0                  0
Vinson  Richter  and  Randa  Richter,
   Tenants by the Entirety ..........          1,500,000          1,500,000                  0                  0
1999 Mulroy Family Trust ............          2,500,000          2,500,000                  0                  0

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

                                                                                                          PERCENTAGE OF
                                                                                 NUMBER OF SHARES            SHARES
                                           NUMBER OF SHARES                        BENEFICIALLY           BENEFICIALLY
                                             BENEFICIALLY     NUMBER OF SHARES      OWNED AFTER            OWNED AFTER
           SELLING STOCKHOLDER                 OWNED(1)            OFFERED        OFFERING(1)(2)         OFFERING(1)(2)
           -------------------                 --------            -------        --------------         --------------
Thomas  M Mulroy and Dorothy E.
   Mulroy, Tenants by the Entirety ..            685,000            685,000                  0                  0
1999 Glazer Family Trust ............            965,000            965,000                  0                  0
1999 Preminger Family Trust .........            676,000            676,000                  0                  0
Gary R.  Siegel and Laura S.  Siegel,
   Tenants by the Entirety ..........            464,000            460,000              4,000                  *
Steven M.  Glazer and Jan G.  Glazer,
   Tenants by the Entirety ..........            254,000            254,000                  0                  0
Clifford  J.  Preminger  & Rebecca B
   Preminger, Tenants by the Entirety            376,000            120,000            256,000                  *
Clifford J. Preminger (9) ...........            238,000            238,000                  0                  0
Gary R. Siegel Family Trust .........            120,000            120,000                  0                  0
Zachary Preminger Trust .............            100,000            100,000                  0                  0
Rebecca B. Preminger ................            100,000            100,000                  0                  0
Susan M. Gettler ....................             70,000             70,000                  0                  0
Stephen H. Ellick ...................             57,000             52,000              5,000                  *
Daryle L. Preminger .................             50,000             50,000                  0                  0
L. Mark Winston .....................             36,000             36,000                  0                  0
Gettler Children's Trust ............             30,000             30,000                  0                  0
Johnson Family Trust ................             15,000             15,000                  0                  0
Preminger & Glazer, PLLC ............             58,000             58,000                  0                  0
Guillermo Amore .....................             86,000             26,471             59,529                  *
Howard M. Glicken ...................             20,588             20,588                  0                  0
Amancio Victor Suarez ...............            985,294            985,294                  0                  0
Amancio Jorge Suarez ................            735,294            735,294                  0                  0
Joel Silva ..........................             26,471             26,471                  0                  0
Los Pinos Investment Trust ..........            441,176            441,176                  0                  0
Latin American Telecommunication
   Enterprises, LLC..................            588,235            588,235                  0                  0
Leo I. George .......................            147,059            147,059                  0                  0
Dutko Tax Savings Trust .............             29,412             29,412                  0                  0

---------------
*    Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of August 15, 2000, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.

(3) Manuel D. Medina has served as our Chairman of the Board, President and Chief Executive Officer since April 28, 2000. Prior to that, he served as the Chairman of the Board and Chief Executive Officer of Terremark Holdings, Inc. since its founding in 1982.

(4) Michael Katz serves as the President of TerreNAP Services, Inc. Prior to that, he served as the President of Terremark Real Estate Group, Inc. from April 28, 2000 to February 28, 2001 and he served as the President and Chief Operating Officer of Terremark Group, Inc., the predecessor to Terremark Real Estate Group.


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(5)  Brian K. Goodkind has served as our Executive Vice President since April
     28, 2000 and as our Chief Operating Officer since June 25, 2000. Mr. Goodkind also served as our General Counsel from April 28, 2000 through June 25, 2000. Prior to that, he served as Vice Chairman, Executive Vice President and General Counsel to Terremark Holdings.

(6) Irving A. Padron, Jr. has served as our Senior Vice President and Chief Financial Officer since April 28, 2000. Prior to that, he served as Senior Vice President and Chief Financial Officer of Terremark Holdings.

(7) Edward P. Jacobson serves as the President of Terremark Construction Services, Inc. and Terremark Technology Contractors, Inc. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(8) William J. Biondi has served as the President of Terremark Management Services, Inc., Terremark Realty, Inc. and Terremark Financial Services, Inc. since April 28, 2000. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(9) Clifford J. Preminger serves as a director on our board of directors. He is also that President of T-Rex Developers.